Free Writing Prospectus dated April 17, 2008
Filed pursuant to Rule 433
Registration Statement Nos. 333-147181 and 333-147181-01
Principal Life Income Fundings Trust 36
Final Terms for Issuance
April 17, 2008

Issuer:	Principal Life Income Fundings Trust 36
Description of Securities:	Secured Medium-Term Notes
Ratings:	Aa2 / AA
Size:	$600,000,000.00
Trade Date:	April 17, 2008
Settlement:	April 24, 2008 (T+5)
Maturity:	April 24, 2013
Coupon:	5.30%
Coupon Payment Dates:	Semi-annually on the 24th of April and October each year, subject to adjustment based on Following Business Day Convention, commencing October 24, 2008 and ending on the Maturity Date
Benchmark Treasury:	2.50% UST maturing 03/31/2013
Benchmark Price / Yield:	98-06+ / 2.892%
Denominations:	$1,000 and integral multiples in excess thereof
Reoffer Spread:	T+245 bps
Reoffer Price / Yield:	99.818% / 5.342%
Gross Spread:	30.3 basis points (0.303%)
Price to Issuer:	99.515%
Proceeds to Issuer:	$597,090,000.00
Joint Bookrunners:	Banc of America Securities LLC (Billing & Delivery) Deutsche Bank Securities Inc. JP Morgan Securities Inc.
CUSIP:	74254PYE6
Principal Life Insurance Company (“PLIC”), as statutory issuer and depositor, and Principal Financial Group, Inc. (“PFG”) have filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents PLIC and PFG have filed with the SEC for more complete information about PLIC and PFG and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the underwriters will arrange to send you the prospectus and prospectus supplement if you request it by calling Banc of America Securities toll-free at 1-800-294-1322, Deutsche Bank Securities at 1-212-250-2500, or JP Morgan Securities Inc. at 1-212-834-4533.